EXHIBIT 12.1


                Computation of Ratio of Earnings to Fixed Charges
                 (amounts in thousands except ratio information)


Earnings:                                                            2002
                                                                     ----

        Total earnings                                             $  (732)

Fixed charges:

        Interest charges                                            10,394
        Amortization of deferred financing costs and bond            1,494
discount
        Preferred member distributions                                 373
        Minority interest                                              232
                                                                   -------

Total fixed charges                                                 12,493
                                                                   -------

Earnings as adjusted                                               $11,761
                                                                   -------

Ratio of earnings to fixed charges                                     0.9
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